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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              ROBBINS & MYERS, INC.
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             (Exact name of registrant as specified in its charter)

                OHIO                                 31-0424220
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(State of incorporation or organization)          (I.R.S. Employer
                                                 Identification No.)

  1400 KETTERING TOWER, DAYTON, OHIO                   45423
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(Address of principal executive office)             (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                       Name of each exchange on which
     to be so registered                       each class is to be registered
---------------------------------       ----------------------------------------

COMMON SHARES WITHOUT PAR VALUE                  NEW YORK STOCK EXCHANGE

6-1/2% CONVERTIBLE SUBORDINATED                  NEW YORK STOCK EXCHANGE
         NOTES DUE 2003

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
Not applicable
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Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
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                                (Title of Class)


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Item 1.           Description of Registrant's Securities to be Registered.
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                  The securities of Robbins & Myers, Inc., an Ohio corporation
(the "Corporation"), to be registered under Section 12(b) of the Securities and Exchange Act of 1934 are (i) the Registrant's Common Shares, without par value ("Common Shares"), and (ii) the Registrant's 6-1/2% Convertible Subordinated Notes Due 2003 in the aggregate principal amount of $65,000,000 (the "Notes"). The Common Shares and Notes are collectively referred to herein as the "Securities".

                  (1)      Common Shares
                           -------------

                  The capital shares of the Corporation to be registered on the New York Stock Exchange, Inc. (the "Exchange") are the Registrant's Common Shares. The Corporation is authorized to issue 25,000,000 Common Shares. Holders of Common Shares do not have pre-emptive rights to purchase any securities of the Corporation.

                  Holders of Common Shares will be entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. Upon liquidation, holders of Common Shares will be entitled to receive a pro rata share of all assets available to shareholders.

                  Holders of Common Shares are entitled to one vote per share upon all matters presented to shareholders. Shareholders have cumulative voting rights to the extent provided under Ohio law.

                  Article II of the Corporation's Code of Regulations provides that the Board of Directors of the Corporation shall be divided into two classes, one comprised of three directors and the other comprised of four directors. Each class of directors is elected each year to serve for a two-year term. Directors may not be removed from office without the affirmative vote of the holders of at least two-thirds of the outstanding shares. The effect of cumulative voting rights available to shareholders may be diminished by the Corporation's classified Board of Directors.

                  (2)      6-1/2% Convertible Subordinated Notes Due 2003
                           ----------------------------------------------

                  The debt securities of the Corporation to be registered on the Exchange are the Registrant's Notes. The Notes were sold in a firm commitment underwriting on September 24, 1996. The Notes were registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-3 (Reg. No. 333-10619) and the related Registration Statement on Form S-3 (Reg. No. 333-12271) which was filed pursuant to Rule 462(b) to increase the amount of the Notes covered by the original Registration Statement. All of the Notes remain outstanding.

                  The description of the Notes contained in the Prospectus for the Notes filed pursuant to Rule 424(b)(1) with the Securities and Exchange Commission on September 20, 1996 and relating to the


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Registration Statement No. 333-10619 is hereby incorporated by reference.

Item 2.           Exhibits.
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                  The following documents have been filed with the Exchange as part of the Corporation's Original Listing Application for listing the Securities dated November 21, 1997:

                  1. Annual Report on Form 10-K for fiscal year ended August 31, 1996

                  2. Quarterly Report on Form 10-Q for the quarter ended May 31, 1997

                  3. Proxy Statement for the 1997 Annual Meeting of Shareholders filed with the Securities and Exchange Commission in November, 1997

                  4. Articles of Incorporation and Code of Regulations of the Corporation

                  5. Prospectus for the Convertible Note Offering, dated September 19, 1997 and Indenture for the Notes

                  6.       Specimen of Common Share Certificates

                  7.       1997 Annual Report to Shareholders.

                  The following document is being concurrently filed with the Exchange with this Form 8-A:

                  1. Annual Report on Form 10-K for the year ended August 31, 1997.

                                    SIGNATURE
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                  Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 24th day of November, 1997.

                              ROBBINS & MYERS, INC.

                              By  /s/ Daniel W. Duval
                                  ---------------------------
                                  Daniel W. Duval
                                  President and Chief Executive Officer

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